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                                                                     Exhibit 3.1



                              COMSAT CORPORATION,
                                                 Issuer



                         FIRST SUPPLEMENTAL INDENTURE
                          Dated as of August 3, 2000



                            Supplement to Indenture
                           Dated as of July 18, 1995



                         BANK ONE TRUST COMPANY, N.A.,
                                                 Trustee



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     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 3, 2000, between
COMSAT CORPORATION (formerly known as Deneb (D.C.) Corporation), a District of Columbia corporation (the "Corporation"), and BANK ONE TRUST COMPANY, N.A. ( as successor in interest to The First National Bank of Chicago), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the "Trustee").

                                R E C I T A L S

     WHEREAS, COMSAT CORPORATION, a District of Columbia corporation ("COMSAT") and the Trustee entered into an Indenture dated as of July 18, 1995 (the "Indenture"), providing for the issuance by COMSAT of its securities (the "Securities");

     WHEREAS, pursuant to the terms of the Indenture, COMSAT guaranteed to each Holder of a Security and to the Trustee, the due and punctual payment of the principal of and interest, if any, on such Security, when and as the same shall become due and payable, whether by declaration thereof or otherwise in accordance with the terms of such Security and of the Indenture;

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of September 18, 1998, among Lockheed Martin Corporation, the Corporation and COMSAT, on August 3, 2000, COMSAT merged with and into the Corporation whereby the existence of COMSAT ceased and the Corporation continued as the surviving corporation under the name of the Corporation;

     WHEREAS, Section 901 of the Indenture provides that the Corporation and the Trustee may enter into a supplemental indenture without the consent of any Holders to evidence the succession of the Corporation to COMSAT and the assumption by the Corporation of the covenants of COMSAT contained in the Indenture and the Securities;

     WHEREAS, the execution and delivery of this First Supplemental Indenture have been duly authorized by a Board Resolution, and the Corporation has requested the Trustee to join with it in the execution of this First Supplemental Indenture; and

     WHEREAS, the Corporation and the Trustee have done all things necessary under the Indenture to enter into this First Supplemental Indenture;

     NOW, THEREFORE, in consideration of these premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of Securities as follows:

                                   ARTICLE I
                                   ---------

                                  Assumption
                                  ----------

     Section 1.01. The Corporation hereby expressly assumes the due and punctual
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payment of the principal of and interest on the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture with respect to the Securities to be kept or performed by the Corporation.

     Section 1.02. Upon the assumption of obligations set forth in Section 1.01, the Corporation succeeds to, and is substituted for, and may exercise every right and power of, COMSAT under this Indenture with the same effect as if the Corporation had been named therein.

                                  ARTICLE II
                                  ----------

                 Endorsement and Change of Form of Securities
                 --------------------------------------------

     Section 2.01. Securities authenticated and delivered after the execution of this First Supplemental Indenture may bear a notation in form approved by the Corporation, provided such form meets the requirements of any exchange upon which the Securities may be listed, as to any matter provided for in this First Supplemental Indenture.

     Section 2.02. If the Corporation shall so determine, new Securities so modified as to conform, in the opinion of the Board of Directors of the Corporation, to the modification of the Indenture contained in this First Supplemental Indenture may be prepared and executed by the Corporation and authenticated and delivered by the Trustee in exchange for the Outstanding Securities.

     Section 2.03. Anything herein to the contrary notwithstanding, the Trustee shall not at any time be under any responsibility either to require or cause any Security now or hereafter outstanding to be either presented to or delivered to it for any purpose provided for in this Article II or for the legal consequences of the failure of any Holder so to present or deliver the same.

                                  ARTICLE III
                                  -----------

                                 Miscellaneous
                                 -------------

     Section 3.01. Except as hereby expressly modified, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 3.02. The Trustee shall have no responsibility for the recitals in this First Supplemental Indenture or for the validity or the sufficiency of this First Supplemental Indenture. The Trustee accepts the trust created by this First Supplemental Indenture upon the terms and subject to the conditions of the Indenture.

     Section 3.03. Any notices or demands hereafter required or permitted by the Indenture to be given to or served upon the Corporation shall be given to or served upon the Corporation at 6801 Rockledge Drive, Bethesda, Maryland 20817,
Attention:


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Treasurer, with a required copy to Lockheed Martin Corporation, 6801 Rockledge
Drive, Bethesda, Maryland 20817, Attention: Treasurer.

     Section 3.04. Capitalized terms used herein which are not defined herein shall have the meanings specified in the Indenture.

     Section 3.05. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same instrument.

     Section 3.06. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Maryland.



                     [this space intentionally left blank]
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     IN WITNESS WHEREOF, the parties have caused this First Supplemental
Indenture to be duly executed, and the Corporation and the Trustee have caused their respective corporate seals to be thereunto affixed and attested, all as of the day and year first above written.



ATTEST:                                COMSAT CORPORATION,
                                              a District of Columbia corporation



/s/ Lillian M. Trippett                By: /s/ John E. Montague
-----------------------                    -------------------------------
Lillian M. Trippett                        John E. Montague
Secretary                                  Vice President and
                                           Chief Financial Officer



ATTEST:                                BANK ONE TRUST COMPANY, N.A.,
                                              as Trustee


/s/ Faye Wright                        By: /s/ Barbara G. Grosse
-----------------------                    -------------------------------
Faye Wright                                Barbara G. Grosse
Vice President and                         Vice President
Assistant Secretary